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                                                              Exhibit 99.8
                                PLEDGE AGREEMENT

STATE OF NORTH CAROLINA

COUNTY OF CATAWBA


         THIS AGREEMENT, made this 31st day of January, 2000, between James C. Richardson, Jr., of Hickory, Catawba County, North Carolina, hereinafter called the "PLEDGOR' and Ulyssess Grisette, of Valdese, North Carolina, hereinafter collectively the "PLEDGEE".

         WHEREAS, a loan has been approved from the Pledgee to the Pledgor in the amount of Sixty Thousand Four Hundred Thirty-Two and No/100 Dollars ($60,432.00); and

         WHEREAS, to induce the Pledgee to make such loan, the Pledgor has agreed to pledge certain stock to the Pledgee as security for the repayment of such loan.

         IT IS, THEREFORE, AGREED:

         1.       PLEDGE:

         In consideration of the Pledgee agreeing to a loan to the Pledgor in the amount of Sixty Thousand Four Hundred Thirty-Two and No/100 Dollars ($60,432.00), the Pledgor hereby grants a security interest to the Pledgee in the following:
                  (a) Certificates representing 7,554 shares of the common stock of Fresh Foods, Inc. In the event of default, the Pledgor hereby appoints Richard F. Howard, to arrange for the transfer of the pledge shares on the books of the corporation to the name of the Pledgee. Such certificates shall be held by Richard F. Howard as security for the repayment of the loan made at the time of the execution hereof, and he shall not encumber or dispose of such shares except in accordance with the provisions of this Agreement.

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         2.       DIVIDENDS:

         During the term of this Pledge, all dividends and other amounts received by the Pledgor as a result of her record ownership of the pledged shares shall be applied by her to the payment of the principal and interest on the loan. This provision shall not be construed to include any amount paid to the Pledgor as a result of services rendered or to retirement plan presently existing or created by the company.

         3.       VOTING RIGHTS:

         During the term of this pledge, and so long as the Pledgor is not in default in the performance of any of the terms of this Agreement or in the payment of the principal or interest to the loan, pursuant to the provisions of a Promissory Note dated the 31st day of January, 2000, the term and conditions of the same being incorporated herein by reference, the Pledgor shall have the right to vote the pledged shares on all corporate questions and matters.

         4.       REPRESENTATIONS:

         The Pledgor warrants and represents that there are no restrictions upon the transfer of any of the pledged shares, other than may appear on the face of the certificates, and that the Pledgor has the right to transfer such shares free of any encumbrances and without obtaining the consent of the other shareholders in the corporation.

         5.       ADJUSTMENTS:

         In the event that , during the term of this pledge, any share dividend, reclassification, readjustment or other change is declared or made in the capital structure of the corporation which has issued the pledged shares, all new, substituted and additional shares, or other securities, issued by reason of any such change shall be held

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by the Pledgee under the terms of this Agreement in the same manner as the shares originally pledged hereunder.

         6.       PAYMENT OF LOAN:

         Upon payment in full of the principal and interest of the loan, the pledged shares shall be returned to the Pledgor.

         7.       DEFAULT:

         In the event that the Pledgor defaults in the performance of any of the terms of this Agreement (including the Promissory Note), or in the payment at maturity of the principal or interest of the loan, the Pledgee shall have the rights and remedies provided in the Uniform Commercial Code in force in the State of North Carolina at the date of this Agreement and in this regard, the Pledgee may, upon fifteen (15) days' notice to the Pledgor sent by registered mail, and without liability or any diminution in price which may have occurred sell all the pledged shares in such manner and for such price as the Pledgee may determine. At any sale of the common stock that is subject to this Agreement, the Pledgee or any stockholder in the corporation subject to this Agreement shall be free to purchase all or any part of the pledged shares. Out of the proceeds of any sale the Pledgee may retain an amount equal to the principal and interest necessary to repay the loan in full, plus the amount of the expenses of the sale (including reasonable attorneys' fees), and shall pay any balance of such proceeds to the Pledgor. In the event that the proceeds of any sale are insufficient to cover the principal and interest of the loan plus expenses of the sale , the Pledgor shall remain liable to the Pledgee for any deficiency.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    PLEDGOR:


                                    /s/ James C. Richardson, Jr. (SEAL)
                                    James C. Richardson, Jr.

                                    PLEDGEE:


                                    /s/ Ulyssess Grisette (SEAL)
                                    Ulyssess Grisette

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